Exhibit 10.32 Internal Use HUNTINGTON BANCSHARES INCORPORATED October 26, 2025 James D. Rollins III (at the address on file with Cadence Bank) Dear Dan: This letter (this “Letter Agreement”) memorializes our recent discussions and agreement concerning your expected services to Huntington Bancshares Incorporated (the “Company”) following the completion of the merger (the “Merger”) contemplated by the Agreement and Plan of Merger between the Company, The Huntington National Bank (the “Bank”), and Cadence Bank, dated as of October 26, 2025 (as amended from time to time, the “Merger Agreement”). If the Merger Agreement is terminated for any reason without the completion of the Merger or if your employment with Cadence Bank terminates for any reason before the Closing Date, this Letter Agreement will be null and void ab initio and of no further force and effect. All capitalized terms that are not defined in this Letter Agreement will have the meanings ascribed to such terms in the Merger Agreement. 1. Termination of Employment; Chairman and Senior Advisor Roles At the Effective Time, your employment with Cadence Bank and all of its affiliates will terminate in all capacities, and you will be appointed to serve as a non- employee member of the board of directors of the Company (the “Company Board”). Thereafter, the Company will nominate you for election as a member of the Company Board at each annual meeting of the Company’s shareholders that occurs during the period commencing on the Closing Date and ending on the third anniversary of the Closing Date (the “Term”). While serving on the Company Board during the Term, you will also serve as a member of the board of directors of the Bank (the “Bank Board,” together with the Company Board, the “Boards”) and shall have the title of Vice Chairman of each of the Boards (“Vice Chairman”). In addition, during the Term, without regard to your continued service on the Boards, you will serve as an advisor to the Company, reporting exclusively to the Chief Executive Officer of the Company (the “CEO”), and providing the services described on the attached Schedule A (the “Services”). During the Term, the Services will be performed from the offices of Cadence Bank in Houston, Texas or such other location(s) as you and the CEO mutually agree. 2. Remuneration A. Restrictive Covenant Payment On the Closing Date, you will be entitled to receive a cash payment in the amount of $10,000,000 in consideration of your continued compliance with the restrictive covenants set forth in Section 4.A below (the “Restrictive Covenant Payment”). The Restrictive Covenant Payment will be paid to you in a lump sum, less applicable tax withholding, within 10 days following the Closing Date.

2 Internal Use B. Advisory Fee; Other Benefits and Expenses During the Term, in respect of your provision of the Services, the Company will pay you an annual cash fee in the amount of $6,000,000 in respect of the first 12-month period of the Term, $5,000,000 in respect of the second 12-month period of the Term, and $4,000,000 in respect of the third 12-month period of the Term (each amount, as applicable, the “Annual Fee,” and each 12-month period, an “Annual Period”). During the Term, the Advisory Fee for each Annual Period will be payable semi-annually in arrears no later than 10 days after the applicable six month anniversary of the Closing Date. During the Term, you will be entitled to the following: (i) reimbursement of your reasonable and documented business and travel expenses incurred in connection with your performance of the Services (including use of corporate aircraft for business travel and up to 50 occupied hours of personal usage of corporate (or other private) aircraft per Annual Period), in accordance with the Company’s business and travel policies applicable to senior executives of the Company as in effect from time to time (which, for clarity, shall not reduce your rights or entitlement to personal usage of corporate aircraft as set forth in this Letter Agreement), and (ii) office space in Houston, Texas and access to administrative support consistent with that provided to you prior to the Effective Time. During the Term, you will not be eligible to receive any additional compensation in respect of your service as a non-employee director or Vice Chairman of the Boards, nor will you be eligible to participate in any employee benefit plans of the Company. 3. Preexisting Entitlements You and the Company agree that your termination of employment upon the Closing will be a termination other than for “Cause” pursuant to Section 2.1 of the Amended and Restated Change in Control Agreement between you and Cadence Bank, dated as of December 18, 2015 (as may be amended in accordance with the Merger Agreement, the “Existing CIC Agreement”) (as amended by Section 7 of the letter agreement between you and Cadence Bank, dated April 12, 2021 (the “Existing Employment Agreement”) and together with the Existing CIC Agreement the “Existing Agreements”). Therefore, in addition to the payment of any Accrued Obligations (as defined in the Existing Employment Agreement) that are unpaid as of the Closing Date, subject to your timely execution and non-revocation of a general release of claims in favor of the Company substantially in the form attached hereto as Exhibit A (the “Release”), in full satisfaction of any obligations under the Existing CIC Agreement, you will be entitled to receive the following: (i) an amount in cash equal to $8,816,700 in respect of the obligations under Sections 2.1(a)(1) and 2.1(a)(2) of the Existing CIC Agreement, (ii) an amount in cash in respect of 36 months of continued coverage under COBRA pursuant to Section 2.1(a)(3) of the Existing CIC Agreement, (iii) an amount in cash equal to $2,892 in lieu of continued participation for 36 months in the applicable general and executive fringe benefits contemplated Section 2.1(a)(4) of the Existing CIC Agreement and (iv) full vesting of the outstanding equity awards in respect of Cadence Bank Common Stock held by you as of the Closing, with any performance-based vesting criteria applicable to such equity awards deemed achieved in accordance with the terms of the Merger Agreement. In addition, you will be entitled to receive the payment under Section 4.5 of the Cadence Bank Amended and Restated Executive Performance Incentive Plan (to the extent not previously paid) but will not be entitled to any other bonus, including a prorated bonus, in respect of the year in which the Closing Date occurs. Subject to the Release becoming effective, the cash amounts described

3 Internal Use in this paragraph in satisfaction of the obligations under the Existing CIC Agreement will be paid to you as soon as reasonably practicable (and no later than 30 days) following the Closing Date and the equity awards will be settled in accordance with their terms (taking into account any required delay for purposes of Section 409A of the Code), in each case less applicable tax withholding. You will also be entitled to the accrued and vested benefits under the employee benefit plans of Cadence Bank in which you participated prior to the Closing Date, with such benefits to be paid in accordance with the terms of the applicable plan (as they may be amended and as otherwise provided herein). For purposes of determining the benefits under the Cadence Bank qualified or non-qualified retirement plans, the Supplemental Executive Retirement Plan, any split-dollar insurance plan or any other plan or arrangement that provides a benefit based on a definition of compensation similar to that in the foregoing arrangements, any amounts that are accelerated (as permitted by the Merger Agreement) or otherwise paid in a calendar year other than the year in which they would be paid in the ordinary course of business consistent with past practice and that would otherwise be considered eligible or includable compensation or annual compensation (or any similar term) for purposes of such plans shall not be so considered for the calendar and plan year of payment and shall instead be considered (if at all) for the year in which such amount otherwise would have been paid in the ordinary course of business consistent with past practice and in any case solely to the extent such amount would otherwise be considered eligible or includable compensation (which for the avoidance of doubt shall not include any severance, change in control, retention or compensation that is not in the ordinary course and consistent with past practice). You acknowledge and agree that, except as set forth in this Section 3, you have no other entitlements under the Existing Agreements and are not entitled to any other payments or benefits as a result the Merger, including any additional cash incentive compensation. 4. Restrictive Covenants A. Non-Competition During the Restricted Period (as defined below), you will not, without the prior written consent of the Company, in the Restricted Territory (as defined below), on your own behalf, or on behalf of any other person or entity: (i) assist or have an interest in (whether or not such interest is active), whether as partner, investor, advisor, stockholder, officer, director, or as any type of principal whatsoever, any person, firm, partnership, association, corporation, or business organization, entity, or enterprise that is or is about to become directly or indirectly engaged in any business or activity (whether such enterprise is in operation or in the planning or development stage) that competes in any manner with the Business of the Company; provided, however, that you will be permitted to make passive investments in the stock of any mutual company or publicly traded business (including a competitive business), as long as the stock investment in any competitive business does not rise above 1% of the outstanding shares of such business; or (ii) enter into the employment of or act as an independent contractor, director or agent for or advisor or consultant to, any person, firm, partnership, association,

4 Internal Use corporation, business organization, entity, or enterprise that is or is about to become directly or indirectly engaged in any business or activity (whether such enterprise is in operation or in the planning or development stage) that competes in any manner with the Business of the Company, or is a governmental regulatory agency of the Business. B. Non-Solicitation of Customers During the Restricted Period, you will not, directly or indirectly, on your own behalf or on behalf of any other person or entity: (i) call upon, solicit, divert, encourage or attempt to call upon, solicit, divert, or encourage any Customer for purposes of marketing, selling, or providing products or services to such Customer that are similar to or competitive with those offered by the Company; (ii) accept as a customer any Customer for purposes of marketing, selling, or providing products or services to such Customer that are similar to or competitive with those offered by the Company from any person or entity (other than the Company) engaging in the Business; (iii) induce, encourage, or attempt to induce or encourage any Customer to purchase or accept products or services that are similar to or competitive with those offered by the Company from any person or entity (other than the Company) engaging in the Business; or (iv) induce, encourage, or attempt to induce or encourage any Customer to reduce, limit, or cancel its business with the Company. C. Non-Solicitation of Employees During the Restricted Period, you will not, directly or indirectly, on your own behalf or on behalf of any other person or entity, induce, attempt to induce, solicit, encourage, contact, or discuss employment (or a consulting, agency, independent contractor, or other similar paid position) with any employee of the Company to terminate his or her employment with the Company. You also agree not to disclose the identity of any employee of the Company to any other competitive business for purposes of recruiting or hiring away such employee. You agree not to hire any prospective employee for a competitive business if you know or should have known that such prospect currently works for the Company. D. Confidentiality You acknowledge that the Company has and will give you access to certain highly sensitive, confidential, and proprietary information belonging to the Company or third parties who may have furnished such information under obligations of confidentiality, relating to and used in the Company’s Business (collectively, “Confidential Information”). You acknowledge that, unless otherwise available to the public, Confidential Information includes, but is not limited to, the following categories of confidential or proprietary information and material financial statements and information: budgets, forecasts, and projections; business and strategic plans; marketing, sales, and distribution strategies; research and development projects; records relating to any intellectual property developed

5 Internal Use by, owned by, controlled, or maintained by the Company; information related to the Company’s inventions, research, products, designs, methods, formulae, techniques, systems, processes; customer lists; non-public information relating to the Company’s customers, suppliers, distributors, or investors; the specific terms of the Company’s agreements or arrangements, whether oral or written, with any customer, supplier, vendor, or contractor with which the Company may be associated from time to time; and any and all information relating to the operation of the Company’s business which the Company may from time to time designate as confidential or proprietary or that you reasonably know should be, or has been, treated by the Company as confidential or proprietary. Confidential Information encompasses all formats in which information is preserved, whether electronic, print, or any other form, including all originals, copies, notes, or other reproductions or replicas thereof. Confidential Information does not include any information that: (i) at the time of disclosure is generally known to, or readily ascertainable by, the public; (ii) becomes known to the public through no fault of your own or other violation of this Letter Agreement; or (iii) is disclosed to you by a third party under no obligation to maintain the confidentiality of the information. You acknowledge that Confidential Information owned or licensed by the Company is unique, valuable, proprietary, and confidential; derives independent actual or potential commercial value from not being generally known or available to the public; and is subject to reasonable efforts to maintain its secrecy. You hereby relinquish and agree that you will not at any time claim any right, title, or interest of any kind in or to any Confidential Information. During and after your provision of services to the Company, you will hold in trust and confidence all Confidential Information and will not disclose any Confidential Information to any person or entity, except in the course of performing duties assigned by the Company or as authorized in writing by the Company. You further agree that during and after your provision of services to the Company, you will not use any Confidential Information for the benefit of any third party, except in the course of performing duties assigned by the Company or as authorized in writing by the Company. The restrictions in the immediately preceding paragraph will not apply to any information to the extent that you are required to disclose such information by law, provided that you: (i) notify the Company of the existence and terms of such obligation; (ii) give the Company a reasonable opportunity to seek a protective or similar order to prevent or limit such disclosure; and (iii) disclose only that information actually required to be disclosed. Notwithstanding anything in this Letter Agreement to the contrary, nothing herein prohibits you from any of the following without notifying the Company: (i) filing and, as provided for under Section 21F of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”), maintaining the confidentiality of a claim with the U.S. Securities and Exchange Commission (the “SEC”); (ii) communicating with and providing confidential information about the Company to the SEC, as provided by Section 21F of the Exchange Act; (iii) cooperating, participating, or assisting in an SEC investigation or proceeding; or (iv) receiving a monetary award as provided in Section 21F of the Exchange Act. The Company may not retaliate against you for any of the activities described in clauses (i) through (iv) of the immediately preceding sentence. Notwithstanding anything in this Agreement to the contrary, pursuant to the Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the

6 Internal Use disclosure of a trade secret that is made: (A) in confidence to a government official or attorney for the purpose of reporting or investigating a suspected violation of law, (B) in a complaint or other document filed in a lawsuit or other proceeding, as long as such filing is made under seal, or (C) to an attorney representing the Employee in a claim for retaliation for reporting suspected violations of law. Upon request by the Company during the Term and automatically and immediately at the end of your provision of services to the Company, you will return to the Company all Confidential Information in any form (including all copies and reproductions thereof) and all other property whatsoever of the Company in your possession or under your control. If requested by the Company, you will certify in writing that all such materials have been returned to the Company. You also expressly agree that immediately upon the termination of your services to the Company for any reason, you will cease using any secure website, computer systems, e-mail system, or phone system or voicemail service provided by the Company for the use of its employees or contractors. You hereby represent that you have complied with this Section 4.D with respect to all Confidential Information and property in your possession that is not otherwise necessary to be retained for the performance of your duties hereunder. E. Remedies and Enforcement; Judicial Modification You acknowledge and agree that the Company will suffer irreparable harm in the event that you materially breach any of your obligations under Section 4 of this Letter Agreement and that monetary damages would be inadequate to compensate the Company for such breach. The parties acknowledge that the potential restrictions on your future employment or services imposed by this Section 4 are reasonable in both duration and geographic scope and in all other respects. Accordingly, you agree that, in the event of a breach by you of any of your obligations under Section 4 of this Letter Agreement, the Company will be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, and expedited discovery for the purpose of seeking relief, in order to prevent or to restrain any such breach. The Company will be entitled to recover its costs incurred in connection with any action to enforce Section 4 of this Letter Agreement, including reasonable attorneys’ fees and expenses. In addition to the foregoing remedies, you acknowledge and agree that, if the Company Board makes a good-faith determination that you have materially and intentionally breached the restrictive covenants set forth in Section 4.A, after you are (i) delivered written notice of the alleged breach no later than 30 days following the Company becoming aware of the occurrence of the events giving rise to the alleged breach setting forth in reasonable detail such events and you fail to cure (to the extent curable) such breach within 30 days following your receipt of written notice and (ii) given an opportunity, together with counsel, to be heard before the Company Board, then you will repay on an after-tax basis the Restrictive Covenant Payment to the Company promptly (and no later than 30 days) following receipt of written notice from the Company Board of its determination. Should any part or provision of this Section 4 be held invalid, void, or unenforceable in any court of competent jurisdiction, such invalidity, voidness, or unenforceability will not render invalid, void, or unenforceable any other part or provision of this Letter Agreement. The parties further agree that if any portion of this Section 4 is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, or other restrictions are deemed to be invalid or unreasonable in scope,

7 Internal Use the invalid or unreasonable terms will be replaced by terms that such court deems valid and enforceable and that come closest to expressing the intention of such invalid or unenforceable terms. Your willingness to enter into this Letter Agreement (including this Section 4) is a material inducement to the Company to enter into the Merger Agreement and proceed with the transactions the Merger Agreement contemplates. In view of your importance to the success of the Merger, if you compete with the Company for some time after your employment, the Company will likely suffer significant harm. This Letter Agreement provides you with substantial additional benefits over your prior arrangements with Cadence Bank, including the substantial additional compensation referred to in Section 2. In return for the benefits you will receive from the Company and to induce the Company to enter into the Merger Agreement and this Letter Agreement, and in light of the potential harm you could cause the Company, you agree to the provisions of this Section 4. The Company would not have entered into this Letter Agreement if you did not agree to this Section 4. F. Definitions As used in this Section 4, the following terms have the meanings given to such terms below. “Business” means the business(es) in which the Company engages in, including, without limitation, the solicitation of banking, insurance or securities products and services, at any time prior to, on or following the Effective Time and through the date on which your provision of services to the Company ceases for any or no reason, whether initiated by you or the Company. “Customer” means any person or entity who is or was a customer or client of the Company during the 12 months prior to the cessation of your services to the Company with whom you had any contact or association for any reason or with whom you had dealings on behalf of the Company in the course of your provision of services to the Company, including any prospective customer or client of the Company who was being actively solicited by the Company while you were providing services to the Company. “Restricted Period” means the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date (without regard to any earlier termination of this Letter Agreement, the Term or the Services for any reason); provided, however, that this period will be tolled and will not run during any time you are in violation of this Section 4, it being the intent of the parties that the Restricted Period will be extended for any period of time in which you are in violation of this Section 4. “Restricted Territory” means the United States of America. 5. Indemnification Following the Closing Date, the Company will continue to indemnify you (including, for the avoidance of doubt, by providing you with advancement of expenses) against any actual or threatened action, suit or proceeding and to provide you with D&O insurance coverage, in each case, with respect to your services as an executive officer and director of Cadence Bank and its subsidiaries prior to the Closing Date, and thereafter, your Services consistent with the terms hereof and, in each case, to the same extent that such indemnification, expense advancement and D&O insurance coverage is provided to

8 Internal Use executive officers and directors of the Company and its subsidiaries. In addition, any existing indemnification agreement entered into between you and Cadence Bank will remain in full force and effect with respect to your service as an executive officer and director of Cadence Bank and you will continue to have the indemnification, expense advancement and D&O coverage as described in Section 6.9 of the Merger Agreement. 6. Early Termination Your service under this Letter Agreement may not be terminated by the Company during the Term other than by the Company for Cause (as defined in the Existing Employment Agreement with references to “the Company” to refer to the Company as defined herein and references to the restrictive covenants in Section 8 of the Existing Employment Agreement to refer to the covenants in Section 4 of this Letter Agreement). Upon your termination of service hereunder for any reason, you will receive the amount of the Annual Fee that is earned but unpaid based on your provision of the Services through the termination date (prorated for the partial Annual Period in which the date of termination occurs) and reimbursable business expenses that are incurred but unreimbursed through the termination date, which will be paid in a lump sum within 30 days following the termination date (the “Accrued Amounts”), and, except as set forth below, the Company shall have no further obligations hereunder. If, prior to the expiration of the Term, your service hereunder is terminated by you due to (i) the Company’s material breach of this Letter Agreement or (ii) your “disability” (determined in accordance with the long-term disability policy of the Company applicable to other senior executives without regard to the fact that you are not a participant), then, in addition to the Accrued Amounts, subject to your timely execution and non-revocation of the Release no later than 30 days following the termination date and your continued compliance with Section 4, the Company will continue to pay you the remainder of the Annual Fees that you would have received had you remained engaged by the Company for the duration of the Term, in accordance with the payment timing set forth in Section 2. Notwithstanding anything herein to the contrary, you will not be deemed to have terminated your service due to the Company’s material breach of this Letter Agreement (i) unless and until (A) you have delivered written notice to the Company setting forth in reasonable detail the events giving rise to such breach no later than 30 days following you becoming aware of the occurrence of the events giving rise to the alleged breach,(B) the Company is given 30 days to cure such breach (to the extent curable) and (C) the Company has failed to cure such breach; or (ii) if, prior to the date you deliver written notice to the Company pursuant to clause (i) of this sentence, the Company has delivered to you notice of its intention to terminate your service for Cause. For the avoidance of doubt, cessation of service on the Boards and as Vice Chairman of the Boards will not constitute a termination of your service as an advisor under this Letter Agreement or, provided that the Company has satisfied its obligations under Section 1 of this Letter Agreement, be considered a material breach hereof by either party. If, prior to the expiration of the Term, your service hereunder is terminated due to your death, then, in addition to the Accrued Amounts, you will receive a lump sum cash payment equal to the remainder of the Annual Fee(s) that you would have received had you remained engaged by the Company for the duration of the Term. Such cash payment will be paid to you within 30 days following the date of your death.

9 Internal Use You hereby acknowledge that if your service as an advisor is terminated for any reason, the restrictive covenants (and your obligation to comply with such restrictive covenants) set forth in Section 4 of this Letter Agreement will remain in full force and effect. 7. Nature of Services You and the Company acknowledge and confirm that it is currently expected that your time spent providing the Services will not exceed 20% of your average time spent providing services during your employment with Cadence Bank during the 36-month period immediately preceding the Closing Date, consistent with the parties’ intent that your termination of employment upon the Closing Date will constitute a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (including the applicable regulations thereunder) (“Section 409A”). You acknowledge and agree that, during the Term, you will perform the Services for the Company as an independent contractor and director and not as an employee of the Company. Except as otherwise specified herein or as otherwise required by applicable law (as determined by the Company), you will be solely responsible for the payment of all federal, state, local, and foreign taxes that are required by applicable laws or regulations to be paid with respect to all compensation and benefits payable or provided to you pursuant to this Letter Agreement. 8. Section 409A It is the intent of the parties that the payments and benefits under this Letter Agreement attributable to the rendering of the Services will be exempt from or otherwise comply with the provisions of Section 409A, and each payment under this Letter Agreement will be treated as a separate payment for purposes of Section 409A. In no event may you, directly or indirectly, designate the calendar year of payment. The parties intend that the terms and provisions of this Letter Agreement will be interpreted and applied in a manner that satisfies the requirements and exemptions of Section 409A. All reimbursements of costs and expenses or in-kind benefits provided under this Letter Agreement will be made or provided in accordance with Section 409A, including, where applicable, that the right to reimbursement or in-kind benefits will not be subject to liquidation and may not be exchanged for any other benefit, the amount of expenses eligible for reimbursement (or in- kind benefits paid) in one year will not affect amounts reimbursable or provided as in-kind benefits in any subsequent year, and all expense reimbursements that are taxable income to you will in no event be paid later than the end of the calendar year next following the year in which you incur the expense. 9. Section 280G Section 12 of the Existing Employment Agreement, which provides for a “better-net” cutback in the event of excise tax exposure under Section 280G of the Code, is hereby incorporated by reference mutatis mutandis, with references to “the Company” in the Existing Employment Agreement read instead to mean “the Company” as defined herein. You agree that you will cooperate with the Company in the valuation of any non-competition covenants applicable to you.

10 Internal Use 10. Miscellaneous This Letter Agreement will be governed and construed in accordance with the laws of the State of Ohio, without regard to conflict of laws principles thereof. This Letter Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. If any provision of this Letter Agreement is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid, or unenforceable for any reason, then (i) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (ii) the remainder of this Letter Agreement will not be affected. The Company’s obligations to make the payments provided for in this Letter Agreement and otherwise to perform its obligations hereunder will not be affected by any set-offs, counterclaims, recoupment, defense, or other claim, right, or action that the Company may have against you, other than as set forth in Section 4.E with respect to the repayment of the Restrictive Covenant Payment. No payment set forth in this Letter Agreement will be considered eligible or covered compensation for purposes of determining your entitlements and benefits under any compensation or benefit plan of the Company, Cadence Bank or their respective affiliates. This Letter Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements (including the Existing Agreements, except to the extent provisions of the Existing Agreements are specifically incorporated herein by reference), term sheets, promises, covenants, arrangements, communications, representations, or warranties, whether oral or written, by any officer, employee, or representative of any party hereto in respect of such subject matter. Upon the expiration or other termination of this Letter Agreement, the respective rights and obligations of the parties hereto will survive such expiration or other termination to the extent necessary to carry out the intentions of the parties hereunder. This Letter Agreement and any rights and benefits hereunder will inure to the benefit of and be enforceable by your legal representatives, heirs, or legatees. As used in this Letter Agreement, the “Company” will mean the Company as hereinbefore defined and any successor to its business and/or assets by operation of law or otherwise, and “affiliate” will mean any entity that directly or indirectly controls, is controlled by, or is under common control with the Company or, prior to the Effective Time, Cadence Bank. For purposes of Section 4 and the defined terms used therein, all references to the Company will include Cadence Bank and the affiliates of the Company or, prior to the Effective Time, the affiliates of Cadence Bank, whether or not specified. Any notices given under this Letter Agreement (i) by the Company to you will be in writing and will be given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed to you at the address most recently on file with the Company as of the date of such notice or (ii) by you to the Company will be in writing and will be given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed to the General Counsel of the Company at the Company’s corporate headquarters. The headings of this Letter Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Letter Agreement. This Letter

11 Internal Use Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Letter Agreement by electronic transmission, including in portable document format (.pdf), shall be deemed as effective as delivery of an original executed counterpart of this Letter Agreement. [Signature Pages Follow]

[Signature Page to Letter Agreement] Internal Use If this Letter Agreement correctly describes our understanding, please execute and deliver a counterpart of this signature page, which will become a binding agreement on our receipt. Sincerely, HUNTINGTON BANCSHARES INCORPORATED By: /s/ Stephen D. Steinour Name: Stephen D. Steinour Title: Chief Executive Officer THE HUNTINGTON NATIONAL BANK By: /s/ Stephen D. Steinour Name: Stephen D. Steinour Title: Chief Executive Officer

[Signature Page to Letter Agreement] Internal Use Accepted and Agreed I hereby agree with and accept the terms and conditions of this Letter Agreement: /s/ James D. Rollins III Name: James D. Rollins III Date: October 26, 2025

Internal Use Schedule A Services The following will constitute the Services to be performed, as requested by the CEO from time to time during the Term:  Work with the CEO to integrate business and operations and formulate and implement strategy for Texas and Southern operations;  In partnership with the CEO, manage the transition of key stakeholders, including employees and customers; and  Provide general strategic advice, guidance, and assistance to the CEO.

Internal Use EXHIBIT A GENERAL RELEASE 1. Release. By signing this release of Claims (as defined below) (the “General Release”), you, on behalf of yourself and your heirs, executors, administrators, and assigns, in consideration of the payments and benefits provided to you by Huntington Bancshares Incorporated (the “Company”) pursuant to Section [3][6] of that certain letter agreement between you and the Company, dated as of October 26, 2025 (the “Letter Agreement”), knowingly and voluntarily waive, terminate, cancel, release, and discharge forever the Company, its subsidiaries, affiliates, officers, directors, employees, members, attorneys, and agents and their predecessors, successors, and assigns, individually and in their official capacities (together, the “Released Parties”) from any and all actions, causes of action, claims, allegations, rights, obligations, liabilities, or charges (collectively, “Claims”) that you (or your heirs, executors, administrators, successors, and assigns) have or may have, whether known or unknown, by reason of any matter, cause, or thing occurring at any time before and including the date of this General Release arising under or in connection with your employment or termination of employment or services with the Company and its subsidiaries and affiliates (together, as constituted from time to time, the “Group”), including, without limitation: claims for any cash or equity compensation or bonuses, whether or not paid under any Company compensation plan or arrangement; breach of contract; tort; wrongful, abusive, unfair, constructive, or unlawful discharge or dismissal; impairment of economic opportunity; defamation; age and national origin discrimination; sexual harassment; back pay; front pay; benefits; attorneys’ fees; whistleblower claims; emotional distress; intentional infliction of emotional distress; assault; battery, pain, and suffering; punitive or exemplary damages; violations of the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act, the Worker Adjustment Retraining and Notification Act, and the Family Medical Leave Act, including all amendments to any of the aforementioned acts; and violations of any other federal, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other matters related in any way to your employment with the Group or the termination of that employment, including under the Existing Agreements (as defined in the Letter Agreement). This General Release will not, however, apply to (i) any obligation of the Company pursuant to the Letter Agreement, (ii) any indemnification or similar rights from the Group you may have as a current or former officer, director, employee, or agent of the Group, including, without limitation, any and all rights thereto under applicable law, the bylaws or other governance documents of any member of the Group, or any rights with respect to coverage under any directors’ and officers’ insurance policies and/or indemnification agreements, as applicable, (iii) any Claim you may have as the holder or beneficial owner of securities of any member of the Group or other rights relating to securities or equity awards in respect of the common stock of any member of the Group, (iv) any benefits or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes, (v) any vested benefit to which you are entitled under any tax qualified pension plan of the Company or its affiliates, COBRA continuation coverage benefits, vested benefits under any other benefit plans of the Company or its affiliates, or any other welfare benefits required to be provided pursuant to the terms of the applicable plan and (vi) any claims that may arise in the future from events or actions occurring after your date of termination of employment or

Internal Use services or which may not be released under applicable law (claims with respect thereto, collectively, “Excluded Claims”). 2. Proceedings. You further agree, promise, and covenant that, to the maximum extent permitted by law, neither you, nor any person, organization, or other entity acting on your behalf, has filed or will file, charged or will charge, claimed or will claim, sued or will sue, or caused or will cause, or permitted or will permit to be filed, charged, or claimed, any action for damages or other relief (including injunctive, declaratory, monetary, or other relief) against the Released Parties with respect to any Claims other than Excluded Claims. 3. Permitted Disclosures. Notwithstanding anything in this General Release or the Letter Agreement to the contrary, nothing therein or herein prohibits you from any of the following without notifying the Company: (i) filing and, as provided for under Section 21F of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”), maintaining the confidentiality of a claim with the U.S. Securities and Exchange Commission (the “SEC”); (ii) communicating with and providing confidential information about the Company to the SEC, as provided by Section 21F of the Exchange Act; (iii) cooperating, participating, or assisting in an SEC investigation or proceeding; or (iv) receiving a monetary award as provided in Section 21F of the Exchange Act. The Company may not retaliate against you for any of the activities described in clauses (i) through (iv) of the immediately preceding sentence. 4. Acknowledgements by You. You hereby acknowledge and confirm that you were advised by the Company in connection with your termination of employment or services to consult with an attorney of your choice prior to signing this General Release, including, without limitation, with respect to the terms relating to your release and waiver of Claims arising under ADEA, and that you have in fact consulted an attorney. You have been given 21 days to review this General Release, and you are signing this General Release knowingly, voluntarily and with full understanding of its terms and effects, and you voluntarily accept the payments and benefits provided for under Section [3][6] of the Letter Agreement) for the purpose of making full and final settlement of all claims referred to above. You also understand that you have seven calendar days after signing this General Release to revoke this General Release, and that this General Release and any obligations that the Company has to provide the payments and benefits under Section [3] [6] of the Letter Agreement will not become effective if you exercise your right to revoke this General Release within seven calendar days of the date you sign this General Release. You understand that such revocation must be delivered to the Company at its headquarters, directed to the attention of the Company’s General Counsel, during such period to be effective. [Signature Page Follows]

[Signature Page to General Release] Internal Use If this General Release correctly describes our understanding, please execute and deliver a counterpart of this signature page. Sincerely, Huntington Bancshares Incorporated By: Name: Title: Accepted and Agreed I hereby agree with and accept the terms and conditions of this General Release: Name: James D. Rollins III Date: